Exhibit 99.1

READY CAPITAL AND OWENS REALTY MORTGAGE ANNOUNCE COMPLETION OF MERGER

New York, New York, March 29, 2019 / PRNewswire / — Ready Capital Corporation (NYSE: RC) (“Ready Capital”) and Owens Realty Mortgage, Inc. (NYSE American: ORM) (“ORM”) jointly announced today that they have completed the previously announced merger pursuant to the terms of the Agreement and Plan of Merger, dated as of November 7, 2018, by and among Ready Capital, ORM and ReadyCap Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (the “Merger Agreement”). As of this morning, ORM ceased to be publicly traded and its common stock was suspended from trading on the NYSE American. The combined company will conduct business under the name “Ready Capital Corporation” and will continue to trade on the New York Stock Exchange under the ticker symbol “RC.”

Each outstanding share of common stock, par value $0.01 per share, of ORM (“ORM Common Stock”) (other than shares held by Ready Capital or Merger Sub or by any wholly owned subsidiary of Ready Capital, Merger Sub or ORM, which were automatically cancelled and retired and ceased to exist) was converted into the right to receive from Ready Capital 1.441 newly issued shares of common stock, par value $0.0001 per share, of Ready Capital (the “Ready Capital Common Stock”). No fractional shares of Ready Capital Common Stock were issued in the merger, and the value of any fractional interests to which a former holder of ORM Common Stock is otherwise entitled will be paid in cash.

In addition, pursuant to the Merger Agreement, the size of Ready Capital’s board of directors was increased from six to seven members upon the closing of the merger, and Gilbert E. Nathan, an independent director of ORM, was appointed to Ready Capital’s board of directors.

“With today’s closing, we reach another important milestone toward our vision of building a full service platform with scale.  The growing breadth of the combined businesses will continue to allow us to effectively deploy capital across attractive asset classes and economic cycles.  This investment approach, which emphasizes return consistency and downside protection, will provide all our shareholders with the most attractive risk-adjusted returns over the long-term,” stated Thomas Capasse, Chairman and Chief Executive Officer.

Safe Harbor Statement

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on current expectations and beliefs of Ready Capital and ORM and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; neither Ready Capital nor ORM can give any assurance that its expectations will be attained.

Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the effect of the merger on Ready Capital’s operating results and businesses generally; the outcome of any legal proceedings relating to the merger; changes in future loan acquisition and production; the ability to retain key personnel; availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for small balance commercial loans and other investments; and other factors, including those set forth in the Risk Factors section of Ready Capital’s most recent Annual Report on Form 10-K filed with the SEC, those set forth in the Risk Factors section of ORM’s most recent Annual Report on Form 10-K filed with the SEC, those set forth in the Risk

Factors section in the definitive joint proxy statement/prospectus relating to the merger filed with the SEC on February 15, 2019, and other reports filed by Ready Capital or ORM with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Neither Ready Capital nor ORM undertakes any obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as SBA 7(a) business loans. Headquartered in New York, New York, Ready Capital employs over 400 lending professionals nationwide. Ready Capital is externally managed and advised by Waterfall Asset Management, LLC.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans. ORM provides customized, short-term acquisition and transition capital to small balance and middle-market investors that require speed and flexibility. ORM’s primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc. is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Advisors

Keefe, Bruyette & Woods, Inc. acted as financial advisor and Clifford Chance US LLP acted as legal advisor to Ready Capital.  Barclays Capital Inc. acted as financial advisor and Vinson & Elkins LLP acted as legal advisor to ORM.

Contact

Investor Relations
Ready Capital Corporation
212-257-4666

InvestorRelations@readycapital.com